Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MiNK Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share (1)	457(o)	(2)	(3)	(3)	N/A	N/A
	Equity	Preferred Stock, $0.00001 par value per share (1)	457(o)	(2)	(3)	(3)	N/A	N/A
	Debt	Debt Securities (1)	457(o)	(2)	(3)	(3)	N/A	N/A
	Other	Warrants (1)	457(o)	(2)	(3)	(3)	N/A	N/A
	Other	Units (1)(4)	457(o)	(2)	(3)	(3)	N/A	N/A
	Unallocated (Universal) Shelf	N/A	457(o)	(2)	Unallocated (Universal) Shelf	$50,000,000	$110.20	$5,510.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$50,000,000		$5,510.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$5,510.00

(1)

The securities being registered consist of such indeterminate number of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of units, and such indeterminate principal amount of debt securities, as may be determined from time to time at indeterminate prices. The securities registered also include such indeterminate number of common stock and preferred stock and such indeterminate principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In no event will the aggregate maximum offering price of all securities issued in the primary offering pursuant to this registration statement exceed $50,000,000, or, if any debt securities are issued at an original issue discount, such greater amount as will result in an aggregate initial offering price of $50,000,000 less the aggregate dollar amount of all securities previously issued hereunder.

(2)

Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, or the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issued upon conversion or exchange of any preferred stock, warrants or units registered hereunder that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(3)

The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities Act.

(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.